Exhibit 10.4

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) MARCH 16, 2026, AND (II) THE DATE THE CORPORATION BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

WARRANTS CERTIFICATE

WARRANTS TO PURCHASE COMMON SHARES

IN THE CAPITAL OF

GNQ INSILICO INC.

Certificate No.: WC-2026- 001 Date: March 16, 2026	Number of Warrants: Such number of fully-paid and non-assessable Common Shares in the capital of the Corporation as is determined in accordance with this Warrant Certificate (the “Warrants”)

THIS CERTIFIES THAT, for value received, Island Capital LLC (the “Holder”) is the registered holder of this warrants certificate (the “Warrants Certificate”), which entitles the Holder, at any time prior to the Expiry Time (as defined below), to purchase from GNQ INSILICO INC. (the “Corporation”), up to such number of fully-paid and non-assessable Common Shares in the capital of the Corporation as is determined in accordance with this Warrant Certificate (subject to adjustment as provided below), at the Exercise Price (as defined below).

Section 1.	Definitions

As used in this Warrants Certificate, the following terms have the following meanings:

“Business Combination” means the transaction pursuant to which IBAC will acquire all of the issued and outstanding shares in the capital of GNQ by way of a statutory plan of arrangement under the Canada Business Corporations Act.

“Business Combination Agreement” means the business combination agreement between the

Corporation and IBAC dated March 16, 2026 governing the terms of the Business Combination.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which

Canadian chartered banks are closed for business in the City of Toronto, Ontario.

“Capital Reorganization” means any internal change in the capital structure of the Corporation resulting from a subdivision, redivision, reduction, combination, consolidation, reclassification or other similar transaction involving only the securities of the Corporation and/or one or more of the Corporation’s wholly-owned subsidiaries (and no other Persons).

“Change of Control” means, other than in connection with the Business Combination or a Capital Reorganization, any transaction or series of related transactions involving: (i) the merger, amalgamation, consolidation, business combination, take-over, reorganization or arrangement of the Corporation with or into another corporation, in which the Persons who were the shareholders of the Corporation immediately prior to such merger, amalgamation, consolidation, business combination, take-over, reorganization or arrangement own shares representing in the aggregate less than fifty percent (50%) of the votes attaching to the outstanding voting shares of the surviving or continuing entity after such merger, amalgamation, consolidation, business combination, take-over, reorganization or arrangement; or (ii) the sale, lease, license, abandonment, transfer or other disposition of all or substantially all of the assets of the Corporation.

“Common Shares” means the Common Shares in the capital of the Corporation.

“Exercise Date” means the earlier of date on which the Corporation receives a duly executed Notice of Exercise and payment in accordance with Section 3 hereof; provided, however, that, in the event that the Notice of Exercise is made conditional on the satisfaction or waiver of all of the conditions of closing pertaining to the Corporation Change of Control (other than the closing of the Change of Control itself), the Exercise Date shall be the date of the closing of such Change of Control, with the exercise of Warrants to occur immediately prior to the closing of such Change of Control; and provided further that if the Change of Control transaction does not close, any Notice of Exercise in connection therewith shall be automatically rescinded and cancelled.

“Exercise Price” means 80% of the deemed price per Common Share as adjusted pursuant to the Company Exchange Ratio (as such term is defined in the Business Combination Agreement); provided, that if the Business Combination Agreement is terminated prior to the completion of the Business Combination, the “Exercise Price” from an after such termination shall mean 80% of the value of a Common Share as determined or implied in the Corporation’s next equity raise of $5.0 million or greater, or if no such equity raise has been completed, 80% of the Fair Market Value of a Common Share as of the date that the Business Combination Agreement is terminated.

“Expiry Date” means March 16, 2031.

“Expiry Time” means 5:00 p.m., Toronto time, on the Expiry Date.

“Fair Market Value” means the fair market value of a Common Share as of a specified date, as determined by an independent valuation firm of nationally recognized standing selected by the Corporation and reasonably acceptable to the Holder, which determination shall be final and binding on the parties. The fees and expenses of such independent valuation firm shall be borne equally by the Corporation and the Holder.

“IBAC” means IB Acquisition Corp., a Nevada corporation.

“Notice of Exercise” means the form of notice of exercise appended hereto at Schedule “A”.

“Person” means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative.

“Triggering Event” has the meaning set forth in Section 10(3).

“Warrants” has the meaning set forth on page one (1) of this Warrants Certificate.

“Warrants Certificate” has the meaning set forth on page one (1) of this Warrants Certificate.

Section	2. Expiry Time

This Warrants Certificate shall expire and be of no further force or effect as of the Expiry Time.

Section	3. Exercise Procedure

(1)	The Holder may exercise the right of purchase herein provided for by surrendering or delivering to the Corporation prior to the Expiry Time: (i) a Notice of Exercise, duly completed and executed by the Holder, and delivered in accordance with the notice provisions set out herein; and (ii) cash or a certified cheque, money order or bank draft payable to or to the order of the Corporation in lawful money of the United States in an amount equal to the Exercise Price multiplied by the number of Common Shares for which subscription is being made (as set out in the Notice of Exercise).

(2)	In lieu of exercising the right of purchase herein with cash payment of the Exercise Price, the Holder may, at its sole option, elect to receive Common Shares by surrendering this Warrants Certificate and delivering the Notice of Exercise with the election thereon to receive the Common Shares without payment of the Exercise Price (the “Cashless Exercise”). In the event the Cashless Exercise is elected, the Corporation shall issue to the Holder the number of Common Shares in accordance with the formula X = (Y(A-B))/A, where:

X = the number of Common Shares;

Y = the aggregate number of Common Shares into which the Warrant may be exercised;

A = the fair market value of one Common Share (as determined by the Board of Directors of the Corporation); and

B = the Exercise Price pursuant to the terms of this Warrants Certificate.

Section 4.	Entitlement to Certificate(s)

As promptly as practicable after the Exercise Date and, in any event, within five (5) Business Days of the delivery by the Holder to the Corporation of the Notice of Exercise and the aggregate Exercise Price, the Corporation shall, or shall cause its transfer agent to, issue and deliver to the Holder, registered in such name or names as the Holder may direct, or, if no such direction has been given, in the name of the Holder set out on page one (1) of this Warrants Certificate, a certificate or certificates for the number of Common Shares specified in the Notice of Exercise. To the extent permitted by law, such exercise shall be deemed to have been effected as of the close of business on the Exercise Date, and, at such time, the Person or Persons in whose name or names any certificate or certificates for the Common Shares shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of such Common Shares represented thereby.

Section 5.	Partial Exercise

During the period in which such Warrants are exercisable, the Holder may subscribe for, prior to the Expiry Time, any number of Common Shares less than the maximum number of Warrants which the Holder is entitled to purchase pursuant to this Warrants Certificate. In the event of any such partial exercise of Warrants prior to the Expiry Time, the Holder shall be entitled to receive, without charge, upon delivery of an original copy of this Warrants Certificate by the Holder to the Corporation, a new warrants certificate evidencing the balance of the Common Shares which the Holder is entitled to purchase pursuant to this Warrants Certificate.

Section 6.	No Fractional Shares

Notwithstanding any adjustments provided for in Section 10 hereof or otherwise, the Corporation shall not be required upon the exercise of any Warrants, to issue fractional Common Shares in satisfaction of its obligations hereunder, but instead shall pay the cash value thereof in lawful money of the United States.

Section 7.	Not a Shareholder

Except in connection with those Common Shares on which the Holder shall have exercised Warrants in accordance with the terms of this Warrants Certificate, nothing in this Warrants Certificate shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Corporation.

Section 8.	Shares to be Reserved

The Corporation covenants and agrees that: (i) so long as any Warrants evidenced hereby remain outstanding, it shall reserve and there shall remain unissued out of its authorized capital a sufficient number of Common Shares to satisfy the right of purchase herein provided for should the Holder determine to exercise his rights in respect of all the Common Shares for the time being called for by such outstanding Warrants; and (ii) all Common Shares which shall be issued upon the exercise of the right to purchase herein provided for, upon payment therefor of the amount at which such Common Shares may at the time be purchased pursuant to the provisions hereof, shall be issued as fully-paid and non-assessable.

Section 9.	Charges, Taxes and Expenses

Issuance and delivery of certificates for Common Shares upon the exercise of Warrants shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be borne and paid for by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Common Shares or Warrants in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrants Certificate or receiving Common Shares upon the exercise hereof.

Section 10.	Adjustments

(1)	Adjustments for Stock Dividends, Subdivisions and Consolidations. If the Corporation shall declare or pay, without consideration, any dividend on the Common Shares payable in Common Shares, or shall effect a subdivision of the outstanding Common Shares into a greater number of Common Shares (by share split, reclassification, by payment of a dividend in shares, or otherwise), or if the outstanding Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Common Shares, then the number of Common Shares then issuable on the exercise of Warrants and the Exercise Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately increased or decreased, as appropriate. If the Corporation shall declare or pay, without consideration, any dividend on the Common Shares payable in any right to acquire Common Shares, for no consideration, then the Corporation shall be deemed, for the purposes of the adjustment(s) contemplated above, to have made a dividend payable in Common Shares in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Shares.

(2)	Adjustments for Reclassification and Reorganization. If the Common Shares shall be changed into the same or a different number of shares of any other class or classes (or any series thereof) of shares, whether by Capital Reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 10(1) above), then, concurrently with the effectiveness of such Capital Reorganization or reclassification, this Warrants Certificate shall be deemed to be exercisable for, in lieu of the Common Shares issuable on the exercise of Warrants immediately prior to such capital reorganization or reclassification, the number of shares of such other class or classes of shares to which the Holder would have been entitled upon the consummation of such Capital Reorganization or reclassification if the Holder had exercised the rights represented by this Warrants Certificate immediately prior thereto, subject to adjustments (subsequent to such Capital Reorganization or reclassification) as nearly equivalent as possible to the adjustments provided herein and the rights and privileges that would otherwise attach to this Warrants Certificate and the Common Shares issuable on the exercise of Warrants.

(3)	Mergers, etc. With the exception of the Business Combination, if the Corporation consolidates with or merges or amalgamates with or into any other Person and the Corporation shall not be the continuing or surviving corporation of such consolidation, merger or amalgamation, or if the Corporation transfers all or substantially all of its properties or assets to any other person (each, a “Triggering Event”), then provision shall be made so that the Holder shall be entitled, upon the exercise hereof to receive at the Exercise Price, in lieu of the Common Shares issuable upon such exercise of Warrants prior to such Triggering Event, such securities, cash and property to which the Holder would have been entitled upon the consummation of such Triggering Event if the Holder had exercised the rights represented by this Warrants Certificate immediately prior thereto, subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided herein and the rights and privileges that would otherwise attach to this Warrants Certificate and the Common Shares issuable on the exercise of Warrants.

(4)	Other Stock and Property. If, at any time or from time to time, the holders of Common Shares (or of any shares of stock or other securities at the time receivable upon the exercise of Warrants hereunder) shall have received or become entitled to receive, without payment therefor: (i) any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Shares, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution (other than a subdivision or combination of shares provided for in Section 10(1) above); or (ii) any additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than a subdivision or combination of shares provided for in Section 10(1) above), then, and in each such case, the Holder shall, upon the exercise of Warrants hereunder and the payment of the Exercise Price therefor, be entitled to receive, in addition to the number of Common Shares receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property which the Holder would hold on the date of such exercise had they been the holder of record of such Common Shares as of the date on which holders of Common Shares received or became entitled to receive such shares or all other additional stock and other securities and property.

(5)	Other Adjustments. In the event that the Corporation shall take any action affecting the Common Shares, and fail to make an adjustment that would fairly protect the purchase rights represented by this Warrants Certificate in accordance with the essential intent and principle of this Warrants Certificate, the kind and amount of securities issuable hereunder shall, with the written consent of the Holder, be adjusted in such manner as is equitable under the circumstances, and the Corporation shall take all such steps as are necessary or desirable to make any such adjustment effective.

(6)	Notice of Adjustment. Upon the happening of any event contemplated by Section 10(1) to Section 10(5) hereof, then, and in each such case, the Corporation shall promptly give written notice thereof to the Holder, which notice shall state the nature of such adjustment and shall set forth in reasonable detail the method of adjustment and the facts upon which such adjustment is based.

Section 11.	Effect of Certain Exercises in Connection with a Change of Control

(1)	Notwithstanding anything in this Warrants Certificate to the contrary, at any time prior to the Expiry Time, the Holder may elect to exercise Warrants concurrently with and/or subject to the completion of a Change of Control at the Exercise Price. If so specified in the Notice of Exercise (or other written notice to the Corporation delivered by or on behalf of the Holder), any exercise of Warrants by the Holder may be conditioned upon the satisfaction or waiver of all of the conditions of closing pertaining to the Change of Control (other than the closing of the Change of Control itself). If the Change of Control transaction does not close, such Notice of Exercise (or other written notice to the Corporation delivered by or on behalf of the Holder) shall be automatically rescinded and cancelled.

(2)	The Corporation shall provide the Holder with not less than ten (10) days’ prior written notice of any proposed Change of Control, together with such information respecting the proposed Change of Control transaction as may reasonably be required by the Holder to determine whether to exercise the Warrants in connection with such Change of Control.

Section 12.	[Reserved.]

Section 13.	Legending

If any of the Warrants are exercised prior to the applicable date, the certificates representing the Common Shares to be issued pursuant to such exercise shall bear the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) MARCH 16, 2026, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.”

provided that at any time subsequent to such date, any certificate representing such Common Shares may be exchanged for a certificate or certificates bearing no such legends.

Section 14.	Other Notices

In the event of any taking by the Corporation of a record of the holders of any class or series of securities of the Corporation for the purposes of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall deliver to the Holder, at least ten (10) days’ prior to such record date, a notice specifying the date on which any such record is to be taken for the purposes of such dividend or distribution. In the event that: (i) there shall be any Capital Reorganization or reclassification of the capital stock of the Corporation, or a Triggering Event; or (ii) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the Corporation shall give the Holder at least ten (10) days’ prior written notice of the date when the same shall take place.

Section 15.	Transfer of Warrants

The Holder may not transfer this Warrants Certificate without the consent of the Corporation.

Section 16.	Protection of Shareholders, Officers and Directors

Subject as herein provided, all or any of the rights conferred upon the Holder may be enforced by the Holder by appropriate legal proceedings. No recourse under or upon any obligation, covenant or agreement herein contained or in any of the Warrants represented hereby shall be had against any shareholder, officer or director of the Corporation, either directly or through the Corporation, it being expressly agreed and declared that the obligations under the Warrants evidenced hereby, are solely corporate obligations of the Corporation and that no personal liability whatever shall attach to or be incurred by the shareholders, officers, or directors of the Corporation or any of them in respect thereof, any and all rights and claims against every such shareholder, officer or director being hereby expressly waived as a condition of and as a consideration for the issue of the Warrants evidenced hereby.

Section 17.	Replacement

If this Warrants Certificate becomes stolen, lost, mutilated or destroyed, the Corporation shall, on reasonable terms and without any payment by the Holder, issue to the Holder and countersign a replacement certificate containing the same terms and conditions as this Warrants Certificate.

Section 18.	Amendment and Waiver

(1)	No amendment or waiver of any provision of this Warrants Certificate, nor consent to any departure by the Corporation or any other Person from such provisions, is effective unless in writing and approved by the Corporation and the Holder. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

(2)	No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Warrants Certificate shall operate as a waiver of such right, nor shall any single or partial exercise of any right under this Warrants Certificate preclude any other or further exercise of such right or the exercise of any other right.

Section 19.	Governing Law

This Warrants Certificate shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 20.	Severability

If any provision of this Warrants Certificate is deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

Section 21.	Headings

The headings of the articles, sections, subsections and clauses of this Warrants Certificate have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this Warrants Certificate.

Section 22.	Gender

Whenever used in this Warrants Certificate, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender.

Section 23.	Day Not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.

Section 24.	Successors and Assigns

This Warrants Certificate and all its provisions shall enure to the benefit of the Holder and his permitted assigns and shall be binding upon the Corporation, its successors and assigns.

Section 25.	Notice

Any notice, direction or other communication to be given under this Warrants Certificate shall be made by personal delivery or e-mail:

(a)	to the Corporation at:

6200 Stoneridge Mall Road, Suite 300

Pleasanton, CA 94588

Attention: Rehan Huda

E-mail: rehan.huda@gnq.ai

(b)	to the Holder at:

Island Capital LLC

51 Kings Court Street #14-B

San Juan, Puerto Rico 00911

Attention: James Michael McCrory

E-mail: mike.mccrory@ibcpr.net

Any such notice, direction or other communication shall be deemed to have been given: (i) when delivered by hand; or (ii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

Section 26.	Time of the Essence

Time shall be of the essence hereof.

Section 27.	Counterparts

This Warrants Certificate may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission of an executed signature page by e-mail or other electronic means is as effective as a manually executed counterpart of this Warrants Certificate.

[Signature page follows.]

IN WITNESS WHEREOF, this Warrants Certificate is executed as of March 16, 2026.

GNQ INSILICO INC.

By:	/s/ Rehan Huda
Authorized Signing Officer

SCHEDULE “A”

FORM OF NOTICE OF EXERCISE

TO: GNQ Insilico Inc. (the “Corporation”)

Reference is made to the warrants certificate of the Corporation dated as of ●, 2026 registered in the name of ● (the “Warrants Certificate”). Capitalized terms used in this notice of exercise, but not otherwise defined herein, have the meanings ascribed thereto in the Warrants Certificate.

On and subject to the terms and conditions specified in the Warrants Certificate, the undersigned hereby subscribes for _______________________ Common Shares at a purchase price per Common Share equal to US$●, being the applicable Exercise Price and encloses herewith [cash or a certified cheque/money order/bank draft payable to or to the order of the Corporation in lawful money of the United States] in payment of the subscription price therefor.

CASHLESS EXERCISE

☐	The undersigned hereby elects to utilize the cashless exercise procedures as set forth in Section 3(2) of the Warrants Certificate.

The undersigned hereby directs that the Common Shares subscribed for be registered and delivered as follows:

Registration Name	Registration Address	Delivery Address	Number of Common Shares

DATED this _____________ day of _______________________, 202___.

●